Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of June 9, 2005

by and between

First Community Bancorp

and

Pacific Liberty Bank

TABLE OF CONTENTS

ARTICLE I

CERTAIN DEFINITIONS

1.01.	Certain Definitions

ARTICLE II

THE MERGER

2.01.	The Combination
2.02.	Effective Date and Effective Time

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.01.	Effect on Capital Stock
3.02.	Rights as Shareholders; Stock Transfers
3.03.	No Fractional Shares
3.04.	Exchange Procedures
3.05.	Anti-Dilution Provisions
3.06.	Dissenters’ Rights
3.07.	Company Stock Options

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01.	Forbearances of the Company
4.02.	Forbearances of Parent

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01.	Disclosure Schedules
5.02.	Standard
5.03.	Representations and Warranties of the Company
5.04.	Representations and Warranties of Parent

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ARTICLE VI

COVENANTS

6.01.	Reasonable Best Efforts
6.02.	Shareholder Approval
6.03.	Registration Statement
6.04.	Press Releases
6.05.	Access; Information
6.06.	Affiliates
6.07.	Stock De-listing
6.08.	Acquisition Proposals
6.09.	Certain Policies
6.10.	Nasdaq Listing
6.11.	Regulatory Applications
6.12.	Indemnification
6.13.	Benefit Plans
6.14.	Non-Solicitation Agreements
6.15.	Notification of Certain Matters
6.16.	Human Resources Issues
6.17.	Assistance with Third-Party Agreements
6.18.	Shareholder Agreements
6.19.	Additional Agreements
6.20.	Pre-Closing Adjustments
6.21.	Company Stock Options
6.22.	Tax Treatment of the Merger
6.23.	Deferred Compensation Program
6.24.	Investment Portfolio

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01.	Conditions to Each Party’s Obligation to Effect the Merger
7.02.	Conditions to Obligation of the Company
7.03.	Conditions to Obligation of Parent

ARTICLE VIII

TERMINATION

8.01.	Termination
8.02.	Effect of Termination and Abandonment

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ARTICLE IX

MISCELLANEOUS

9.01.	Survival
9.02.	Waiver; Amendment
9.03.	Counterparts
9.04.	Governing Law, Jurisdiction and Venue
9.05.	Expenses
9.06.	Notices
9.07.	Entire Understanding; No Third Party Beneficiaries
9.08.	Effect
9.09.	Severability
9.10.	Enforcement of the Agreement
9.11.	Interpretation

EXHIBIT A	Form of Shareholder Agreement
EXHIBIT B	Form of Non-Solicitation Agreement
EXHIBIT C	Form of Company Affiliate Agreement
EXHIBIT D	Form of Agreement of Merger
EXHIBIT E	List of Shareholders, Directors and Executives
Disclosure Schedule

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AGREEMENT AND PLAN OF MERGER, dated as of June 9, 2005 (this “Agreement”), by and between Pacific Liberty Bank, a California state-chartered bank (the “Company”), and First Community Bancorp, a California corporation (“Parent”).

RECITALS

A.                                   The Company.  The Company is a California corporation and a member of the Federal Reserve System, having its principal place of business in Huntington Beach, California.

B.                                     Parent.  Parent is a California corporation, having its principal place of business in Rancho Santa Fe, California.

C.                                     Merger Subsidiary.  Following the execution of this Agreement, Parent shall form a merger subsidiary (“Merger Subsidiary”), all of the issued and outstanding capital stock of which shall be owned directly by Parent.

D.                                    Consideration. The parties to this Agreement desire that, upon the terms and subject to the conditions set forth in this Agreement, Parent acquire the Company for an aggregate consideration of approximately 41.8 million dollars in Parent Common Stock, as valued during the Parent Stock Measuring Period (as defined herein) and subject to adjustment as more fully set forth in this Agreement.

E.                                      Board Action.  The respective Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the merger of the Company with the Merger Subsidiary (the “Merger”).

F.                                      Intentions of the Parties.  It is the intention of the parties to this Agreement that the Merger be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

G.                                     Shareholder Agreements.  As a condition to, and simultaneously with, the execution of this Agreement, each Shareholder (as defined herein) identified on Exhibit E hereto is entering into an agreement, in the form of Exhibit A hereto (collectively, the “Shareholder Agreements”), pursuant to which each Shareholder has agreed, among other things, to vote his or her shares in favor of the principal terms of the Merger.

H.                                    Non-Solicitation Agreements.  As a condition to, and simultaneously with, the execution of this Agreement, each director of the Company and each executive of the Company identified on Exhibit E is entering into a non-solicitation agreement with Parent in the form of Exhibit B hereto (collectively, the “Non-Solicitation Agreements”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01.                        Certain Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.08.

“Adjusted Shareholders’ Equity” has the meaning set forth in Section 7.03(e).

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Agreement of Merger” means the agreement of merger to be filed with the California Secretary of State substantially in the form attached hereto as Exhibit D.

“ALL” has the meaning set forth in Section 5.03(t).

“Bank Insurance Fund” means the Bank Insurance Fund maintained by the FDIC.

“Bank Secrecy Act” means the Currency and Foreign Transaction Reporting Act (31 U.S.C. Section 5311 et seq.), as amended.

“Benefit Plans” has the meaning set forth in Section 5.03(m).

“Business Combination” has the meaning set forth in Section 3.05.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.

“CCC” means the California Corporations Code.

“Closing” has the meaning set forth in Section 6.20.

“Closing Financial Statements” has the meaning set forth in Section 7.03(f).

“Code” has the meaning set forth in the Recitals to this Agreement.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Affiliates” has the meaning set forth in Section 6.06.

“Company Articles” means the Articles of Incorporation of the Company, as amended.

“Company Board” means the Board of Directors of the Company.

“Company By-Laws” means the By-Laws of the Company.

“Company Common Stock” means the common stock, no par value per share, of the Company.

“Company Intellectual Property Rights” has the meaning set forth in Section 5.03(y).

“Company Loan Property” has the meaning set forth in Section 5.03(o).

“Company Meeting” has the meaning set forth in Section 6.02.

“Company Preferred Stock” means the preferred stock of the Company.

“Company Stock Options” means the issued and outstanding options as of the date hereof to acquire Company Common Stock pursuant to the Company Stock Option Plan.

“Company Stock Option Plan” means, collectively, the Company’s 1999 Stock Option Plan and the Company’s 2004 Stock Option Plan.

“Costs” has the meaning set forth in Section 6.12(a).

“Decline Adjustment” has the meaning set forth in Section 8.01(g).

“Decrease Adjustment Price” has the meaning set forth in Section 8.01(g).

“Deferred Compensation Program” means any split dollar life insurance agreements, salary continuation agreements, executive bonus agreements and any other non-qualified deferred compensation plan whether or not subject to Section 409A of the Code.

“Derivatives Contract” has the meaning set forth in Section 5.03(q).

“DFI” means the California Department of Financial Institutions.

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenters’ Shares” has the meaning set forth in Section 3.01(c).

“Dissenting Shareholder” means any holder of Dissenters’ Shares.

“Effective Date” has the meaning set forth in Section 2.02.

“Effective Time” has the meaning set forth in Section 2.02.

“Employees” has the meaning set forth in Section 5.03(m).

“Environmental Laws” has the meaning set forth in Section 5.03(o).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.) as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means U.S. Stock Transfer Corporation or such other exchange agent as shall be mutually agreed upon in writing by the parties hereto.

“Exchange Ratio” means that number, rounded to three decimal places, derived by dividing $38.15 by the Parent Measuring Price, provided that (i) if the Parent Measuring Price is less than the Minimum Adjustment Price ($42.50) the Exchange Ratio shall be 0.898 shares of Parent Common Stock or (ii) if the Parent Measuring Price is greater than the Maximum Adjustment Price ($46.98) the Exchange Ratio shall be 0.812 shares of Parent Common Stock, in each case as may be adjusted pursuant to Sections 3.05, 8.01(g) and 8.01(h).

“Fair Housing Act” means the Fair Housing Act (420 U.S.C. Section 3601 et seq.), as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Act” means the Federal Reserve Act, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Final Index” has the meaning set forth in Section 8.01(g).

“GAAP” means generally accepted accounting principles.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“Hazardous Substance” has the meaning set forth in Section 5.03(o).

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended.

“Indemnified Party” has the meaning set forth in Section 6.12(a).

“Increase Adjustment” has the meaning set forth in Section 8.01(h).

“Increase Adjustment Price” has the meaning set forth in Section 8.01(h).

“Index” has the meaning set forth in Section 8.01(g).

“Initial Index” has the meaning set forth in Section 8.01(g).

“Insurance Amount” has the meaning set forth in Section 6.12(b).

“Insurance Policies” has the meaning set forth in Section 5.03(s).

“IRS” means the Internal Revenue Service.

“Knowledge” of the Company or Parent, as the case may be, means: (i) when used with respect to determinations as of the date hereof, to the actual knowledge after reasonable investigation of any director or any officer with the title of Executive Vice President or above of the Company or Parent, as the case may be, and (ii) when used with respect to determinations as of any date after the date hereof, to the actual knowledge after reasonable investigation of any director or any officer with the title of Vice President or above of the Company or Parent, as the case may be, or any employee of the Company or Parent, as the case may be, with primary responsibility for the subject matter as to which knowledge is at issue.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Material Adverse Effect” means, with respect to Parent or the Company, any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations, business or prospects of Parent and its Subsidiaries taken as a whole or the Company, as the case may be, or (ii) would materially impair the ability of either Parent or the Company, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) changes in general economic conditions affecting banks and their holding companies generally, except to the extent that such changes disproportionately affect Parent or the Company, as the case may be, and (d) changes agreed to in writing by Parent and the Company.

“Maximum Adjustment Price” means $46.98, which represents 105% of the Parent Initial Price.

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Subsidiary” has the meaning set forth in the Recitals to this Agreement.

“Minimum Adjustment Price” means $42.50, which represents 95% of the Parent Initial Price.

“Nasdaq” means The Nasdaq Stock Market, Inc.’s National Market System.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Non-Solicitation Agreement” has the meaning set forth in the Recitals to this Agreement.

“OCC” means the Office of the Comptroller of the Currency.

“Option Consideration” has the meaning set forth in Section 3.07.

“Option Spread” has the meaning set forth in Section 3.07.

“Parent” has the meaning set forth in the preamble to the Agreement.

“Parent Board” means the Board of Directors of Parent.

“Parent Common Stock” means the common stock, no par value per share, of Parent.

“Parent Initial Price” means $44.74.

“Parent Measuring Period” means the fifteen trading day period ending on the third Business Day prior to the Effective Date.

“Parent Measuring Price” means the average closing price of Parent Common Stock on the Nasdaq over the Parent Measuring Period.

“Parent Preferred Stock” means the preferred stock of Parent.

“Pension Plan” has the meaning set forth in Section 5.03(m).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Regulatory Authorities” has the meaning set forth in Section 5.03(i).

“Regulatory Filings” has the meaning set forth in Section 5.03(g).

“Rights” means, with respect to any Person, the stock options, stock appreciation rights, warrants and any other securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any other instrument the value of which is determined in whole or in part by reference to the market price or value of, the capital stock of such Person.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 5.04(g).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shareholder” means each of the individuals identified on Exhibit E hereto.

“Shareholder Agreements” has the meaning set forth in the Recitals to this Agreement.

“Shareholders’ Equity Measuring Date” has the meaning set forth in Section 7.03(e).

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X of the SEC.

“Tax” and “Taxes” mean all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, imposed by any taxing authority whether arising before, on or after the Effective Date, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes including, without limitation, any documentation required to be filed with any taxing authority or to be retained by the Company in respect of information reporting requirements imposed by the Code or any similar foreign, state or local law.

“Termination Fee” has the meaning set forth in Section 8.02(b).

“Treasury Shares” has the meaning set forth in Section 3.01(d).

“USA Patriot Act” means the USA Patriot Act (Pub. L. No. 107 56).

ARTICLE II

THE MERGER

2.01.                        The Combination.  (a)  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall consummate the Merger with the Company and the separate corporate existence of Merger Subsidiary shall cease.  The Company shall be the surviving corporation in the Merger, and shall continue to exist as a California state-chartered bank (sometimes hereinafter referred to as the “Surviving Bank”) with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger.  Immediately after the Merger, the Company will be merged with and into Pacific Western National Bank, a national banking association, all of the outstanding capital stock of which is directly owned by Parent, or another wholly-owned direct Subsidiary of Parent.  Parent may, at any time prior to the Effective Time (including, to the extent permitted by applicable law, after the Company’s shareholders have approved the principal terms of the Merger) change the method of effecting the combination of Merger Subsidiary with the Company (including, without limitation, the provisions of this Article II ) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be paid to holders of Company Common Stock as provided for in this Agreement, (ii) prevent, materially impede or materially delay consummation of the Merger or the other transactions contemplated by this Agreement or (iii) otherwise be prejudicial to the interests of the shareholders of the Company.

(b)                                 Articles of Incorporation and By-Laws.  The articles of incorporation and by-laws of the Surviving Bank immediately after the Effective Time shall be those of the Company as in effect immediately prior to the Effective Time.

(c)                                  Directors and Officers of Parent.  The directors and officers of the Surviving Bank immediately after the Effective Time shall be the directors and officers of Merger Subsidiary immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

(d)                                 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in CCC §1107, including any regulations or rules promulgated thereunder.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Merger Subsidiary shall vest in the Surviving Bank and all debts, liabilities, obligations, restrictions, disabilities and duties of the Merger Subsidiary shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank.

2.02.                        Effective Date and Effective Time.  Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), on the later to occur of the date (i) which is eighteen days following the date on which all approvals of Governmental Authorities have been obtained or (ii) which is two days following the date on which the approval of the holders of the outstanding shares of the Company Common Stock contemplated by Section 7.01(a) has been obtained (or, if such day is not a Business Day, on the next succeeding Business Day), the Agreement of Merger shall be filed with the California Secretary of State, in accordance with all appropriate legal requirements together with such certificates or other documents executed as may be required by law, and the Merger provided for herein shall become effective upon such filing; provided, however, that if such timing would cause the filing date to be later than the 24th of the month (or the 20th of a month which is the end of a quarter), then the filing date shall be extended by the minimum amount of time to ensure that the filing date occurs on the 5th day of the subsequent month (or if the 5th is not a Business Day, the next Business Day).  Notwithstanding the foregoing or anything herein to the contrary, the filing date may be set on any other date on which the parties may mutually agree.  The date of such filing is herein called the “Effective Date.”  The “Effective Time” of the Merger shall be the time of such filing.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.01.                        Effect on Capital Stock.  Subject to the other provisions of this Article III, at the Effective Time of the Merger, by virtue of the Merger and without any additional action on the part of the holders of shares of Parent Common Stock:

(a)                                  Parent Common Stock.  Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of Parent, and shall not be affected by the Merger;

(b)                                 Company Common Stock.  Each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time of the Merger (other than Dissenters’ Shares and Treasury Shares, as defined below) shall be converted into that number of shares of Parent Common Stock equal to the Exchange Ratio;

(c)                                  Dissenters’ Shares.  All shares of Company Common Stock that are “dissenting shares” within the meaning of CCC §1300 (“Dissenters’ Shares”) shall not be converted into or represent a right to receive Parent Common Stock hereunder unless and until such shares have lost their status as dissenting shares under CCC §1300, at which time such shares shall be converted into Parent Common Stock pursuant to Section 3.06;

(d)                                 Cancellation of Certain Shares.  Any shares of Company Common Stock held directly or indirectly by Parent or the Company, other than those held in a fiduciary capacity or as a result of debts previously contracted (“Treasury Shares”), shall be cancelled and retired at the Effective Time of the Merger and no consideration shall be issued in exchange therefor; and

(e)                                  Merger Subsidiary Common Stock.  Each share of Common Stock of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one issued and outstanding share of Common Stock of the Surviving Bank.

3.02.                        Rights as Shareholders; Stock Transfers.  At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company other than to receive the consideration provided under this Article III.  After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Company Common Stock.

3.03.                        No Fractional Shares.  Notwithstanding any other provision hereof, no fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Parent shall pay to each holder of Company Common Stock who would otherwise be entitled to a fractional share of Parent Common Stock (after taking into account all certificates of Company Common Stock delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the Parent Measuring Price.   No holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share of Parent Common Stock.

3.04.                        Exchange Procedures.  (a)  Exchange Agent.  From the Effective Time until the end of the six-month period following the Effective Time, Parent shall make available to the Exchange Agent certificates representing shares of Parent Common Stock (“New Certificates”) and cash in amounts sufficient to allow the Exchange Agent to make all deliveries of New Certificates and payments that may be required in exchange for certificates representing Company Common Stock (“Old Certificates”) pursuant to this Article III.  At the end of such six-month period, any such New Certificate and cash remaining in the possession of the Exchange Agent (together with any dividends or earnings in respect thereof) shall be returned to Parent.  Any former holders of Company Common Stock who have not theretofore exchanged their Old Certificates for New Certificates and cash pursuant to this Article III shall thereafter be entitled to look exclusively to Parent, and only as general creditors thereof, for the shares of Parent Common Stock and any cash and unpaid dividends and distributions to which they become entitled upon exchange of their Old Certificates pursuant to this Article III, without any interest thereon.

(b)                                 Exchange of Certificates.  As soon as practicable after the Effective Date, but in no event later than five (5) Business Days thereafter, Parent shall cause the Exchange Agent to mail to each former holder of record of shares of Company Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder’s Old Certificates for the consideration set forth in this Article III.  Parent shall cause the New Certificates into which shares of a shareholder’s Company Common Stock are converted on the Effective Date and any check in respect of any fractional share interests or dividends or distributions which such Person shall be entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Company Common Stock (or indemnity reasonably satisfactory to Parent and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder.  The Exchange Agent shall process materials received and issue New Certificates within three Business Days of the receipt of such materials.  No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such Person shall be entitled to receive pursuant to this Article III upon such delivery.

(c)                                  Affiliates.  Certificates surrendered for exchange by any person constituting an “affiliate” of the Company for purposes of Rule 145 under the Securities Act shall not be exchanged for certificates representing whole shares of Parent Common Stock until Parent has received a written agreement from such person as provided in Section 6.06.

(d)                                 No Liability.  Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(e)                                  Voting and Dividends.  Former shareholders of record of the Company shall not be entitled to vote after the Effective Time of the Merger at any meeting of Parent shareholders until such holders have exchanged their certificates representing Company Common Stock for certificates representing Parent Common Stock in accordance with the provisions of this Agreement.  Until surrendered for exchange in accordance with the provisions of this Section 3.04, each certificate theretofore representing shares of Company Common Stock (other than Dissenters’ Shares and Treasury Shares) shall from and after the Effective Time of the Merger represent for all purposes only the right to receive shares of Parent Common Stock, cash in lieu of fractional shares and/or cash, as set forth in this Agreement.  No dividends or other distributions declared or made after the Effective Time of the Merger with respect to Parent Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered certificate of Company Common Stock with respect to the shares of Parent Common Stock represented thereby, until the holder of such certificate of Company Common Stock shall surrender such certificate.  Subject to the effect of applicable laws, following surrender of any such certificates of Company Common Stock for which shares of Parent Common Stock are to be issued, there shall be paid to the holder of the certificates without interest, (i) the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.03 and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

(f)                                    Withholding Rights.  Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

3.05.                        Anti-Dilution Provisions.  In the event Parent changes (or establishes a record date for changing) the number of shares of Parent Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Parent Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio, the Minimum Adjustment Price and the Maximum Adjustment Price shall be proportionately adjusted.  If, between the date hereof and the Effective Time, Parent shall merge, be acquired or consolidate with, by or into any other corporation (a “Business Combination”) and the terms thereof shall provide that Parent Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made as part of the terms of such Business Combination so that shareholders of the Company who would be entitled to receive shares of Parent Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Parent Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of Parent Common Stock (provided that nothing herein shall be construed so as to release the acquiring entity in any such Business Combination from its obligations under this Agreement as the successor to Parent).

3.06.                        Dissenters’ Rights.  (a)  Any Dissenting Shareholder who shall be entitled to be paid the value of such shareholder’s shares of Company Common Stock, as provided in §1300 of the CCC, shall not be entitled to Parent Common Stock in respect thereof provided for under Section 3.01 unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder’s right to dissent from the Merger under the CCC, and shall be entitled to receive only the payment provided for by §1300 of the CCC with respect to such Dissenters’ Shares.

(b)                                 If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost such right to dissent, each share of Company Common Stock of such Dissenting Shareholder shall be deemed not to be a Dissenters’ Share and shall be converted into the right to receive Parent Common Stock.

(c)                                  The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable law received by the Company relating to shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Dissenters’ Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

3.07.                        Company Stock Options.  At the Effective Time each outstanding Company Stock Option, whether vested or unvested immediately prior to the Effective Time (it being understood that the Company Stock Options shall all vest or become vested as a result of the transactions contemplated hereby), will be cancelled and terminated by the Company in exchange for an amount of cash, without interest, equal to the number of shares of Company Common Stock that may be purchased under such Company Stock Option multiplied by the Option Spread less applicable Taxes required to be withheld with respect to such payment (the “Option Consideration”).  The “Option Spread” for a Company Stock Option will be equal to the arithmetic difference between (y) the weighted average exercise price of the Company Stock Option and (z) the product of the Exchange Ratio multiplied by the Parent Measuring Price.  With the consent of the holder of a Company Stock Option, for purposes of this Section 3.07, any Company Stock Option for which the exercise price exceeds the product of the Exchange Ratio multiplied by the Parent Measuring Price shall be cancelled.

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01.                        Forbearances of the Company.  From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Parent, the Company will not:

(a)                                  Ordinary Course.  Conduct the business of the Company other than in the ordinary and usual course or fail to use its best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing goodwill and relations with customers, suppliers, employees and business associates, take any action that would adversely affect or delay the ability of the Company, Parent or any Subsidiaries of Parent to perform any of their obligations on a timely basis under this Agreement, or take any action that could be expected to have a Material Adverse Effect on the Company.

(b)                                 Capital Stock.  Other than pursuant to the Rights set forth in Schedule 4.01(b) of the Disclosure Schedule and outstanding on the date hereof (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights, (ii) enter into any agreement with respect to the foregoing or (iii) permit any additional shares of stock to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights.

(c)                                  Dividends; Etc.  (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d)                                 Compensation; Employment Agreements; Etc.  Enter into, renew, make any new grants of awards under, amend or otherwise modify any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Company or any of its Subsidiaries or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 5%, (ii) for other changes that are required by applicable law, (iii) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(d) of the Disclosure Schedule or (iv) make such changes, grants or amendments as are agreed in writing by the Company and Parent in consultation with one another.

(e)                                  Hiring.  Hire any person as an employee of the Company or its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(e) of the Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of the Company or its Subsidiaries, other than any person to be hired who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $50,000.

(f)                                    Benefit Plans.  Except (i) as may be required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(f) of the Disclosure Schedule, or (iii) as otherwise required by this Agreement, enter into, terminate, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan, policy or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of the Company or any of its Subsidiaries or take any action to accelerate the vesting, accrual or exercisability of stock options, restricted stock, or other equity-based awards or other compensation or benefits payable thereunder.  Without limiting the generality of the foregoing, the Company shall not amend or modify the Company Stock Option Plan or enter into, amend or modify any option agreement under the Company Stock Option Plan or take any other action which has the effect of increasing the Company’s obligations or liabilities pursuant to the Company Stock Option Plan; provided however that this will not preclude the Company Board or the compensation committee of the Company from taking action necessary under the Stock Option Plan or the agreements thereunder to cause any Company Stock Options outstanding on the date hereof to vest.

(g)                                 Dispositions.  Sell, transfer, lease, license, guarantee, mortgage, pledge, encumber or otherwise create any Lien on, dispose of or discontinue any of its assets, deposits, business or properties (other than sales of loans and loan participations made in the ordinary and usual course of business consistent with past practice and pursuant to Section 4.01(q)) except in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company.

(h)                                 Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of indebtedness previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, deposits, business or properties of any other Person (other than purchases of loans and loan participations made in the ordinary and usual course of business consistent with past practice and pursuant to Section 4.01(q)) except in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company.

(i)                                     Capital Expenditures.  Except as set forth in Schedule 4.01(i) of the Disclosure Schedule, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $20,000 individually or $100,000 in the aggregate.

(j)                                     Governing Documents.  Amend the Company Articles or Company By-Laws.

(k)                                  Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

(l)                                     Contracts.  Except as set forth in Schedule 4.01(l) of the Disclosure Schedule enter into, renew or terminate, or make any payment not then required under, any contract or agreement that calls for aggregate annual payments of $25,000 or more and which is not terminable at will or with 30 days or less notice without payment of a premium or penalty, other than loans and other transactions made in the ordinary course of the banking business.

(m)                               Claims.  Enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation to which the Company is or becomes a party on or after the date of this Agreement, which settlement, agreement or action involves payment by the Company of an amount, individually or for all such settlements, that exceeds $50,000 and/or would impose any material restriction on the business of the Company or create precedent for claims that are reasonably likely to be material to the Company.

(n)                                 Adverse Actions.  Knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except as may be required by applicable law or regulation.

(o)                                 Risk Management.  Except as required by applicable law or regulation or the Federal Reserve Board or OCC, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(p)                                 Indebtedness.  Incur any indebtedness for borrowed money (other than deposits, Federal Funds borrowings and borrowings from the Federal Home Loan Bank of San Francisco) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

(q)                                 Loans.  Make any loan, loan commitment or renewal or extension thereof to any Person which would, when aggregated with all outstanding loans, commitments for loans or renewals or extensions thereof made to such Person and any affiliate or immediate family member of such Person, exceed $500,000 without submitting complete loan package information customarily submitted to the Company Board or the Company’s loan committee in connection with obtaining approval of such action to the chief credit officer of Parent for review with a right of comment at least two full Business Days prior to taking such action; provided, that, if Parent objects in writing to such loan or loan commitment or renewal or extension thereof prior to the end of such second Business Day, the Company shall obtain the approval of a majority of the members of the Company Board or the loan committee, as the case may be, prior to making such loan or loan commitment or renewal or extension thereof.  For the sake of clarity, the issuance of or the commitment to issue a letter of credit by the Company on behalf of or for the benefit of a third party shall constitute a loan or loan commitment under this clause.

(r)                                    Investments.  (i) Other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $500,000 or in securities transactions as provided in (ii) below, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person or (ii) other than purchases of direct obligations of the United States of America or obligations of U.S. government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of two years or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities, the Company may purchase investment securities if, within five Business Days after the Company requests in writing (which shall describe in detail the investment securities to be purchased and the price thereof) that Parent consent to the making of any such purchase, Parent has approved such request in writing or has not responded in writing to such request.

(s)                                  Taxes.  Settle any audit, make or change any tax election, file any amended Tax Return, take any action which would have a Material Adverse Effect on the tax position of the Company or Parent after the Merger or take any other action with respect to Taxes that is outside the ordinary course of business or inconsistent with past practice.

(t)                                    Commitments.  Agree or commit to do any of the foregoing.

Except with respect to clauses (a), (b), (c), (g), (i), (j) and (n) above (and (t), with respect to agreements or commitments relating to such clauses), if after the tenth Business Day following a request in writing by the Company that Parent consent to the taking of any prohibited action, Parent has not responded to such request, the Company may take such action, provided that the action (i) is believed in good faith by the Company to be in the best interests of the Company and consistent with preserving intact its business organizations and assets and maintaining its rights, franchises and existing goodwill and relations with customers, suppliers, employees and business associates and (ii) taking such action would not violate any other clause under this Section 4.01.

4.02.                        Forbearances of Parent.  From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, Parent will not, and will cause each of its Subsidiaries not to:

(a)                                  Ordinary Course.  Take any action reasonably likely to have an adverse effect on Parent’s ability to perform any of its material obligations on a timely basis under this Agreement.

(b)                                 Adverse Actions.  Knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

(c)                                  Commitments.  Agree or commit to do any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01.                        Disclosure Schedules.  At least three Business Days prior to the date hereof, the Company shall have delivered to Parent a schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or to one or more of its covenants contained in Articles IV or VI; provided, however, that (a) no such item is required to be set forth in the Disclosure Schedule as an exception to a representation or warranty if its absence could not reasonably be expected to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02 and (b) the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

5.02.                        Standard.  No representation or warranty of the Company or Parent contained in Section 5.03 or 5.04, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

5.03.                        Representations and Warranties of the Company.  Subject to Sections 5.01 and 5.02 and except as set forth in the corresponding sections or subsections of the Disclosure Schedule, the Company hereby represents and warrants to Parent:

(a)                                  Organization, Standing and Authority.  The Company is a corporation duly organized and validly existing under the laws of the state of California, is a member of the Federal Reserve System and its deposits are insured by the FDIC through the Bank Insurance Fund in the manner and to the fullest extent provided by law.  The Company is duly qualified to do business and is in good standing in the State of California and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.  The Company has made available to Parent a complete and correct copy of the Company’s articles of incorporation and by-laws, each as amended to date.

(b)                                 Company Capital Stock.  The authorized capital stock of the Company consists solely of 10,000,000 shares of Company Common Stock, of which 944,208 shares are issued and outstanding, and 10,000,000 shares of Company Preferred Stock of which no shares are issued and outstanding.  No shares of the Company Stock are held in treasury by the Company or otherwise owned directly or indirectly by the Company.  The outstanding shares of Company Common Stock have been duly authorized and are validly issued and outstanding, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).  No more than 289,225 shares of Company Common Stock are issuable upon exercise of Company Stock Options or other Rights, comprising (i) 199,225 shares of Company Common Stock are issuable upon exercise of Company Stock Options with a weighted average exercise price of $14.87 and (ii) 90,000 shares of Company Common Stock are issuable upon exercise of Company Stock Options with a weighted average exercise price of $25.40.  There are up to an additional 50,850 shares of Company Common Stock available for issuance under the Company Stock Option Plan.  Schedule 5.03(b) of the Disclosure Schedule sets forth for each Company Stock Option and each other Right, as applicable, the name of the grantee or holder, the date of the grant, the expiration date of such Right, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code if such Right is a Company Stock Option, the number of shares of Company Common Stock subject to such Right, the number and type of shares subject to such Rights that are currently exercisable and the exercise price per share.  Except as set forth above, there are no shares of Company Common Stock authorized and reserved for issuance, the Company does not have any other Rights issued or outstanding with respect to Company Common Stock, and the Company does not have any commitment to authorize, issue or sell any Company Common Stock or Rights, except pursuant to this Agreement.

(c)                                  Subsidiaries.  The Company has no Subsidiaries.  Except as set forth in Schedule 5.03(c)(i), the Company does not own, directly or indirectly, any equity securities or similar interests of any Person or any interests of any Person or any interest in a partnership or joint venture of any kind.

(d)                                 Corporate Power.  The Company has all corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and the Company has all corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e)                                  Corporate Authority.  The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the Merger and (iii) recommended that its shareholders approve this Agreement and the principal terms of the Merger and that such matter be submitted for consideration by its shareholders at a meeting of such shareholders.  The Company has duly executed and delivered this Agreement and this Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles or pursuant to 12 U.S.C. Section 1818 (b)(6)(D)).  The Company Board has received the written opinion of Carpenter & Co. to the effect that as of the date hereof the consideration to be received by the holders of Company Common Stock in exchange for their Company Common Stock is fair to such holders from a financial point of view.

(f)                                    Regulatory Approvals; No Violations.  (i)  No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company in connection with the execution, delivery or performance by the Company of this Agreement or to consummate the Merger except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC and the OCC, (B) filings with state securities authorities and the approval of the principal terms of this Agreement by the holders of a majority of the outstanding shares of the Company Common Stock and (C) the filing of an executed agreement of merger substantially in the form of Exhibit D hereto (the “Agreement of Merger”) with the California Secretary of State pursuant to the CCC.  As of the date hereof, the Company is not aware of any reason why the approvals set forth in this Section 5.03(f) and in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)                                  Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Company or to which the Company or any of its respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or by-laws (or similar governing documents) of the Company or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g)                                 Financial Reports; Material Adverse Effect.  (i)  The balance sheet of the Company as of December 31, 2004 and the related statements of income, cash flows and changes in shareholders’ equity position for the three years then ended, audited by Vavrinek, Trine, Day & Company, LLP, and all other reports, registration statements, proxy statements or information statements filed or to be filed by it subsequent to December 31, 2004, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and such balance sheet and each balance sheet included therein (including the related notes and schedules thereto) fairly presents the financial position of Company as of its date, and each of the statements of earnings and changes in shareholders’ equity and cash flows or equivalent statements in such financial statements and the other financial statements included therein (including any related notes and schedules thereto) fairly presents, or will fairly present, the financial position, results of operations and cash flows, as the case may be, of the Company for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal period-end adjustments in the case of unaudited statements that will not be material in amount or effect.

(ii)                                  The Company has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2002 with (A) the Federal Reserve Board, (B) the DFI, (C) the FDIC and (D) any other Regulatory Authority (collectively, the “Regulatory Filings”), and all other reports and statements required to be filed by them since December 31, 2002, including, without limitation, any report or statement required to be filed pursuant to the laws of the United States or the State of California and the rules and regulations of the Federal Reserve Board, the FDIC, DFI or any other Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith.  As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Agency with which they were filed.

(iii)                               Since December 31, 2004, the Company has not incurred any liability other than in the ordinary course of business consistent with past practice.

(iv)                              Since December 31, 2004, (A) the Company has conducted its business in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or could be reasonably likely to have a Material Adverse Effect with respect to the Company.

(v)                                 Except as set forth in Schedule 5.03(g)(v) of the Disclosure Schedule, since December 31, 2004, there has not been (A) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company, whether or not covered by insurance, (B) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company, (C) any change by the Company in accounting principles, practices, procedures or methods or (D) any increase in the compensation payable or that could become payable by the Company to directors, officers or employees or any amendment of any Benefit Plans other than increases or amendments in the ordinary and usual course of business consistent with past practice.

(vi)                              No securities of the Company are registered under the Exchange Act, and the Company is not required to register any such securities.

(h)                                 Litigation.  Except as set forth in Schedule 5.03(h) of the Disclosure Schedule, no litigation, claim, action, suit, hearing, investigation or other proceeding before any court or Governmental Authority is pending against the Company and, to the Company’s Knowledge, no such litigation, claim, action, suit, hearing, investigation or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

(i)                                     Regulatory Matters.  (i)  Except as set forth in Schedule 5.03(i) of the Disclosure Schedule, neither the Company nor any of its property is, directly or indirectly, party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the “Regulatory Authorities”).  The Company has paid all assessments made or imposed by any Regulatory Authority.

(ii)                                  The Company has not been advised by, and does not have any Knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(j)                                     Compliance With Laws.  The Company:

(i)                                     is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, and all fair lending laws and other laws relating to discriminatory business practices;

(ii)                                  has adopted such procedures and policies as are, in the reasonable judgment of Company management, necessary or appropriate to comply with Title III of the USA Patriot Act and, to the Knowledge of the Company, is in such compliance;

(iii)                               has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company’s knowledge, no suspension or cancellation of any of them is threatened; and

(iv)                              has received, since December 31, 2004, no notification or communication from any Governmental Authority (A) asserting that the Company is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company’s knowledge, do any grounds for any of the foregoing exist).

(k)                                  Material Contracts; Defaults.  The Company is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K with respect to such entity or (ii) that materially restricts the conduct of business by the Company.  The Company is not in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.  No power of attorney or similar authorization given directly or indirectly by the Company is currently outstanding.  Schedule 5.03(k) of the Disclosure Schedule sets forth a true and complete list of all third party consents or waivers required to be obtained so as not to be in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which the Company is a party as a result of the transactions contemplated hereby.

(l)                                     No Brokers.  Except for the fees and related costs paid to Carpenter & Company as previously disclosed in writing to Parent, no action has been taken by the Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

(m)                               Employee Benefit Plans.  (i)  All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company (the “Employees”) and current or former directors of the Company including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), are set forth in Schedule 5.03(m) to the Disclosure Schedule.  True and complete copies of all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto have been provided to Parent.

(ii)                                  All Benefit Plans, to the extent subject to ERISA and the Code, are in substantial compliance with ERISA and the Code.  Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code.  There is no pending or threatened litigation relating to the Benefit Plans.  Neither the Company has nor any of its Subsidiaries engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(iii)                               No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by the Company, or any of its subsidiaries or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”).  The Company and its subsidiaries have not incurred, nor do they expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate).  No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12 month period ending on the date hereof.

(iv)                              All contributions required to be made under the terms of any Benefit Plan have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the Company’s audited financial statements.  Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.  The Company has not provided, nor is it required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v)                                 Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

(vi)                              The Company has no obligations for retiree health and life benefits under any Benefit Plan.  The Company may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

(vii)                           Except as set forth in Schedule 5.03(m) to the Disclosure Schedule, none of the execution of this Agreement, shareholder approval of this Agreement or consummation of the transactions contemplated by this Agreement will (A) entitle any employees of the Company to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a

“parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(n)                                 Labor Matters.  The Company is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or, to the Company’s knowledge, threatened, nor is the Company aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o)                                 Environmental Matters.  (i)  The Company has complied at all times with applicable Environmental Laws; (ii) no real property (including soils, groundwater, surface water, buildings or other structures) currently or formerly owned or operated by the Company at any time or in which the Company holds or has held a fiduciary or management role, or, to the Company’s Knowledge, any property in which the Company holds or has held a Lien or security interest (including any property in which the Company holds or has held a fiduciary or management role, a “Company Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance; (iii) the Company could not be deemed the owner or operator of any Company Loan Property under any Environmental Law which such Company Loan Property has been contaminated with, or has had any release of, any Hazardous Substance; (iv) the Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) the Company has not received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) the Company is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving the Company, any currently or formerly owned or operated property, or, to the Company’s Knowledge, any Company Loan Property, that could reasonably be expected to result in any claims, liability or investigations against the Company, result in any restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Company Loan Property and (viii) the Company has delivered to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company and any currently or formerly owned or operated property or any Company Loan Property.

As used herein, the term “Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to:  (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance and the term “Hazardous Substance” means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(p)                                 Tax Matters.  (i)(A)  All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the Company, have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full, (D) all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full, (E) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (F) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company.

(ii)                                  The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company for each of the three most recent fiscal years ended on or before December 31, 2004.

(iii)                               The Company has no liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Regulatory Filings filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Regulatory Filings filed on or prior to the date hereof.

(iv)                              The Company is not a party to any Tax allocation or sharing agreement, is not and has never been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was the Company) or otherwise has any liability for the Taxes of any other Person.

(v)                                 No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company.

(vi)                              As of the date hereof, the Company has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(vii)                           (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transaction contemplated by this Agreement and (B) all Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

(viii)                        The Company (A) has properly reported to the IRS any “reportable transaction” within the meaning of Treas. Reg. § 1.6011-4, (B) as of the date of this Agreement, has not entered into any “reportable transactions” that is not yet required to be reported to the IRS, and (C) as of the Effective Time, will not have entered into any “listed transactions” within the meaning of Treas. Reg. § 1.6011-4(b)(2) that have not already been reported to the IRS as of the date of this Agreement.

(q)                                 Risk Management Instruments.  The Company is not a party nor has it agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) and the Company does not own any securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are reasonably likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(r)                                    Books and Records.  The books and records of the Company have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of the Company.

(s)                                  Insurance.  Schedule 5.03(s) to the Disclosure Schedule sets forth a true and complete list of all of the insurance policies, binders, or bonds maintained by the Company (“Insurance Policies”).  The Company is insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably have determined to be prudent in accordance with industry practices.  All the Insurance Policies are in full force and effect; the Company is not in material default thereunder; the Company has reported all matters required to be reported under the Insurance Policies; and all claims or possible claims thereunder have been filed in due and timely fashion.

(t)                                    Allowance For Loan Losses.  The Company’s Allowance for Loan Losses (“ALL”) is, and shall be as of the Effective Date, in compliance with the Company’s existing methodology for determining the adequacy of its ALL as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

(u)                                 Trust Business.  The Company is not licensed to engage in the trust business and does not serve as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor for any fiduciary accounts; it being understood that the Company accepting deposits in individual retirements accounts in the normal course of business is not a violation of this representation and warranty.

(v)                                 Transactions With Affiliates.  The Company has no transactions with Affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act.

(w)                               Real Property.  (i)  Schedule 5.03(w) to the Disclosure Schedule contains a complete and correct list of (A) all real property or premises owned on the date hereof, in whole or in part by the Company and all indebtedness secured by any encumbrance thereon, and (B) all real property or premises leased or subleased in whole or in part by the Company and together with a list of all applicable leases and the name of the lessor.  None of such premises or properties have been condemned or otherwise taken by any public authority and no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, contract or law which might affect its use or value for the purposes now made of it.  None of the premises or properties of the Company is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by the Company.

(ii)                                  Each of the leases referred to in the Disclosure Schedule is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to the Company or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than the Company the foregoing representation is based on the Knowledge of the Company.

(x)                                   Title.  The Company has good title to its properties and assets (other than (i) property as to which it is lessee and (ii) real estate owned as a result of foreclosure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor’s obligation previously contracted) except (1) statutory liens not yet delinquent which are being contested in good faith by appropriate proceedings, and liens for taxes not yet due, (2) pledges of assets in the ordinary course of business to secure public deposits, (3) for those assets and properties disposed of for fair value in the ordinary course of business since the date of the Company’s call report dated as of and for the year ended December 31, 2004 and (4) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held.

(y)                                 Intellectual Property.

(i)                                     The Company owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or materials that are used in the business of the Company as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(ii)                                  Except as is not reasonably likely to have a Material Adverse Effect on the Company or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement: (A) the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software (collectively, “Third-Party Intellectual Property Rights”); (B) no claims with respect to (I) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor, trade secrets or computer software owned by the Company (collectively, the “Company Intellectual Property Rights”); or (II) Third-Party Intellectual Property Rights are currently pending or, to the knowledge of the Company, are threatened by any Person; and (C) the Company does not know of any valid grounds for any bona fide claims (I) against the use by the Company of any Company Intellectual Property Rights or Third-Party Intellectual Property Rights used in the business of the Company as currently conducted or as proposed to be conducted; (II) challenging the ownership, validity or enforceability of any Company Intellectual Property Rights; or (III) challenging the Company’s license or legally enforceable right to use any Third-Party Intellectual Rights.

(z)                                   Shareholder Agreements.  The aggregate percentage of Company Common Stock beneficially owned by all of the Shareholders is in excess of 34.91% of all issued and outstanding Company Common Stock (on a fully diluted basis).

5.04.                        Representations and Warranties of Parent.  Subject to Section 5.02, Parent hereby represents and warrants to the Company as follows:

(a)                                  Organization, Standing and Authority.  Parent is duly organized, validly existing and in good standing under the laws of the State of California.  Parent is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.  Parent has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b)                                 Parent Stock.  (i)  The authorized capital stock of Parent consists solely of 30,000,000 shares of Parent Common Stock as of the date hereof, of which 15,974,328 shares were outstanding (in addition to 469,741 shares of unvested restricted stock) as of June 7, 2005, and 5,000,000 shares of Parent Preferred Stock, of which no shares are outstanding as of the date hereof.

(ii)                                  The shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.  The shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock in the Merger will be issued (x) pursuant to an effective registration statement or applicable exemption under the Securities Act and (y) pursuant to effective registrations or exemptions under state securities laws, as applicable.

(c)                                  Subsidiaries.  Each of Parent’s Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.  Each of Parent’s Significant Subsidiaries is duly licensed by the OCC, and their deposits are insured by the Bank Insurance Fund in the manner and to the fullest extent provided by law.

(d)                                 Corporate Power.  Parent and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; Parent has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; and Parent has the corporate power and authority to execute, deliver and perform its obligations to consummate the transactions contemplated thereby.

(e)                                  Corporate Authority.  This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Parent and the Parent Board.  Parent has duly executed and delivered this Agreement and this Agreement is a valid and legally binding obligation of Parent, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)                                    Regulatory Approvals; No Violations.  (i)  No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent or the Merger Subsidiary of this Agreement or to consummate the Merger except for (A) filings of applications or notices with and approvals or waivers by the Federal Reserve Board, the FDIC, the OCC and the DFI, as may be required, (B) filings with the SEC and state securities authorities, (C) the approval of the listing on Nasdaq of the Parent Common Stock to be issued in the Merger, (D) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Parent Common Stock in the Merger, (E) the approval of the principal terms of the Merger by the sole shareholder of the Merger Subsidiary and (F) the filing of the Agreement of Merger with the California Secretary of State pursuant to the CCC.  As of the date hereof, Parent does not have knowledge of any reason why the approvals set forth in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)                                  Subject to receipt, or the making, of the consents, approvals and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Parent or the Merger Subsidiary and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any material law, rule or regulation or any judgment, decree, order, governmental permit or license, or Agreement, indenture or instrument of Parent or of any of its Subsidiaries or to which Parent or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or by-laws (or similar governing documents) of Parent or any of its Subsidiaries or (C) require any consent or approval under any material law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g)                                 Financial Reports and SEC Documents; Material Adverse Effect.  (i)  Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2004 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Parent’s “SEC Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Parent and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end adjustments in the case of unaudited statements that will not be material in amount or effect.

(ii)                                  Since December 31, 2004, Parent and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), would reasonably be expected to have a Material Adverse Effect with respect to Parent or its Subsidiaries.

(h)                                 Litigation.  Except as set forth in Parent’s SEC Documents, no material litigation, claim or other proceeding before any court or governmental agency is pending against Parent or its Subsidiaries and, to Parent’s Knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

(i)                                     No Brokers.  Except for a fee to be paid to Castle Creek Capital LLC, no action has been taken by Parent or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

(j)                                     Regulatory Matters.  (i)  Except as set forth in Parent’s SEC Documents, neither Parent nor any of Parent’s property is, directly or indirectly, party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.  Parent has paid all assessments made or imposed by any Regulatory Authority.

(ii)                                  Parent has not been advised by, and does not have any Knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(k)                                  Compliance With Laws.

(i)                                     Except as set forth in Parent’s SEC Documents, Parent is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, and all fair lending laws and other laws relating to discriminatory business practices; and

(ii)                                  Parent has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Parent’s knowledge, no suspension or cancellation of any of them is threatened.

ARTICLE VI

COVENANTS

6.01.                        Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of the Company and Parent agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

6.02.                        Shareholder Approval.  The Company agrees to take, in accordance with applicable law and the Company Articles and Company By-Laws, all action necessary to convene as soon as practicable a meeting of its shareholders to consider and vote upon the approval of this Agreement and the Merger and any other matters required to be approved by the Company’s shareholders for consummation of the Merger (including any adjournment or postponement, the “Company Meeting”), in each case within 45 calendar days after delivery of the Proxy Statement as defined in Section 6.03.  Except with the prior approval of Parent, no other matters shall be submitted for the approval of the Company shareholders.  The Company Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders; provided that nothing in this Agreement shall prevent the Company Board from withholding, withdrawing, amending or modifying its recommendation if the Company Board determines, after consulting with outside legal counsel, that such action is required in order for the directors to comply with their fiduciary duties to the Company’s shareholders under applicable law; provided, further, that Section 6.08 shall govern the withholding, withdrawing, amending or modifying of such recommendation in the circumstances described therein.

6.03.                        Registration Statement.  (a)  Parent agrees to prepare with the assistance of the Company a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Parent with the SEC (or other applicable securities authority) in connection with the issuance of Parent Common Stock in the Merger, which shall include the proxy statement relating to the Company Meeting and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement”) and all related documents.  The Company and Parent shall work together to prepare a draft Proxy Statement and the Company shall prepare and furnish such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its Knowledge of and access to the information required for said documents, and the Company shall have the right to review such Registration Statement while Parent is preparing the Registration Statement with Company’s assistance.  The Company agrees to cooperate with Parent and Parent’s counsel, financial advisor and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement.  Provided that the Company has cooperated as described above, Parent agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable but in no event later than 60 days after the date hereof.  Each of the Company and Parent agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof.  Parent also agrees to use all reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this

Agreement.  After the Registration Statement is declared effective under the Securities Act, the Company shall promptly mail at its expense the Proxy Statement to its shareholders.

(b)                                 Each of the Company and Parent agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and the Proxy Statement and any amendment or supplement thereto shall not, at the date of mailing to shareholders and at the time of the Company Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  Each of the Company and Parent further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

(c)                                  Parent agrees to advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Parent agrees to consult as practicable with the Company before responding to any comments made by the SEC with respect to the Registration Statement.

6.04.                        Press Releases.  The Company and Parent shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of Nasdaq.  The Company and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

6.05.                        Access; Information.  (a)  Each party agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information as such party may reasonably request and, during such period, it shall, as promptly as is reasonably practicable, furnish to the other party all information concerning its business, properties and personnel as such party may reasonably request.

(b)                                 Without limiting the generality of Section 6.05(a), prior to the Effective Time, each party and its respective representatives shall have the right, subject to the notice provision set forth in Section 6.05(a), to conduct a review to determine (i) that the assets, books, records and operations of the other party are in satisfactory condition and will not in a material way adversely impact such party after consummation of the transactions contemplated hereby and (ii) the accuracy of the representations and warranties and the satisfaction of the conditions to closing as provided hereunder.

(c)                                  The Company agrees that, subject to applicable laws, it shall cooperate in good faith with Parent on mutually agreed operating issues which the parties agree have priority.

(d)                                 Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.  Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from publicly available sources.  In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.  No investigation by any party of the business and affairs of any other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party’s obligation to consummate the transactions contemplated by this Agreement.

6.06.                        Affiliates.  The Company shall cooperate with Parent to identify those Persons who may be deemed to be “affiliates” of the Company within the meaning of Rule 145 promulgated by the SEC under the Securities Act (such Persons being “Company Affiliates”).  The Company shall use its reasonable best efforts to cause each Person so identified to deliver to Parent, prior to the shareholders’ meeting of the Company, a written agreement (which agreement shall be substantially in the form of Exhibit C).  Parent shall not be required to maintain the effectiveness of the S-4 Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such affiliates received in the Merger and the certificates representing Parent Common Stock received by such affiliates shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section.

6.07.                        Stock De-listing.  The Company shall cooperate with Parent to cause the shares of Company Common Stock to be removed from the Over-the-Counter Bulletin Board as soon as practicable following the Effective Time.

6.08.                        Acquisition Proposals.  The Company agrees that neither it nor its officers or directors shall, and that it shall direct and use its best efforts to cause its employees, agents and representatives (including any financial advisor, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets of the Company or more than 10% of the outstanding equity securities of, the Company (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”).  The Company further agrees that neither it nor any of its officers and directors shall, and that it shall direct and use its reasonable best efforts to cause its employees, agents and representatives (including any financial advisor, attorney or accountant retained by it) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company Board from (A) complying with its disclosure obligations under federal or state law; (B) at any time prior, but not after the Company Meeting is convened, providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company Board receives from the Person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (D) recommending any definitive agreement resulting from such an unsolicited bona fide written Acquisition Proposal to the shareholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (B), (C) or (D) above, the Company Board reasonably determines (after consultation with outside legal counsel) that such action is, in the absence of the foregoing proscriptions, required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in each such case referred to in clause (B), (C) or (D), such Acquisition Proposal includes sufficient information for the Company Board to reasonably conclude that (x) it is a Superior Proposal (as defined below), (y) the Person making the Acquisition Proposal has the financial and other resources and has the legal and regulatory ability to complete the proposed transaction, and (z) the Acquisition Proposal will not be subject to any material contingency other than those contained in this Agreement, and (iii) in each such case referred to in clause (C) or (D) above, the Company Board reasonably determines (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction in which the Company’s shareholders would receive greater consideration per share than the Merger (any such more favorable Acquisition Proposal being referred to in this Agreement as a “Superior Proposal”).  The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals.  The Company agrees that it will take the necessary steps to promptly inform the individuals referred to in the first sentence hereof of the obligations undertaken in this Section 6.08.  The Company agrees that it will notify Parent promptly, but in no event later than the second succeeding Business Day, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposal or offer and thereafter shall keep Parent informed, on a regular basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

6.09.                        Certain Policies.  Prior to the Effective Date, the Company shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent; provided, however, that no such action shall in itself be a breach under Section 8.01(b) of this Agreement.

6.10.                        Nasdaq Listing.  Parent agrees to use its reasonable best efforts to list, prior to the Effective Date, on Nasdaq the shares of Parent Common Stock to be issued to the holders of Company Common Stock in the Merger.

6.11.                        Regulatory Applications.  (a)  Each of Parent and the Company shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement; and any initial filings with Governmental Authorities (other than the Registration Statement) shall be made by Parent as soon as reasonably practicable after the execution hereof but, provided that the Company has cooperated as described above, in no event later than 60 days after the date hereof.  Each of Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable.  Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b)                                 Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Authority.

6.12.                        Indemnification.  (a)  Following the Effective Time, Parent shall indemnify, defend and hold harmless each present and former director and officer of the Company (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement, or any related agreement, but excluding any Costs arising out of any violation or alleged violation of the Exchange Act or the rules and regulations thereunder with respect to insider trading) to the fullest extent that the Company is permitted to indemnify (and advance expenses to) its directors or officers under the CCC, the Company Articles and the Company By-Laws as in effect on the date hereof (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided, the Person to whom expenses are advanced agrees to the indemnification terms hereunder and provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); provided that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under the CCC, the Company Articles and the Company By-Laws shall be made by independent counsel selected by Parent and reasonably acceptable to the Indemnified Party.

(b)                                 For a period of four years from the Effective Time, Parent shall use its commercially reasonable efforts to provide that portion of director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of the Company (as opposed to the portion that serves to reimburse the Company) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company; provided, however, that in no event shall Parent be required to expend on an annual basis more than 150% of the current amount expended on an annual basis by the Company (the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; provided, further, that if Parent is unable to maintain or obtain the insurance called for by this Section 6.12(b), Parent shall use its commercially reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of the Company may be required to make application and provide customary representations and warranties to Parent’s insurance carrier for the purpose of obtaining such insurance.

(c)                                  Any Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Parent thereof; provided that the failure so to notify shall not affect the obligations of Parent under Section 6.12(a) unless and to the extent that Parent is actually prejudiced as a result of such failure.  In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Bank shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent.  Parent shall not have any obligation under Section 6.12(a) to any Indemnified Party if and when a court of competent jurisdiction or arbitral tribunal shall ultimately determine that the Indemnified Party is not entitled to indemnification or the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law, in which case the Indemnified Party shall promptly repay any amounts previously reimbursed, paid or advanced by Parent.

(d)                                 If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.12.

6.13.                        Benefit Plans.  (a)  As of the Effective Time, Parent shall provide former employees of the Company who remain as employees of Parent or any of its Subsidiaries with employee benefit plans substantially comparable in the aggregate to those provided to similarly situated employees of Parent or its Subsidiaries, as the case may be.  Parent shall cause each employee benefit plan, program, policy or arrangement of Parent in which employees of the Company are eligible to participate to take into account for purposes of eligibility and vesting (but not for purposes of benefit accrual) thereunder the service of such employees with the Company to the same extent as such service was credited by the Company’s applicable employee benefit plan program policy or arrangement.  Nothing herein shall limit the ability of Parent to amend or terminate any of the Benefit Plans in accordance with their terms at any time.

(b)                                 If employees of the Company become eligible to participate in a medical, dental or health plan of Parent, Parent shall cause, to the extent practicable, each such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, health or dental plans of the Company, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time.

(c)                                  Parent shall honor, and shall continue to be obligated to perform, in accordance with their terms, all employment or severance agreements between the Company and a Company employee that are identified in Schedule 6.13 of the Disclosure Schedule hereto.

6.14.                        Non-Solicitation Agreements.  Each director of the Company and each executive of the Company listed on Exhibit E shall, simultaneously with the execution and delivery hereof, execute and deliver to Parent non-solicitation agreements substantially in the form of Exhibit B hereto.

6.15.                        Notification of Certain Matters.  Each of the Company and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.16.                        Human Resources Issues.  The Company agrees to cooperate with Parent with respect to any formal meetings or interviews with one or more employees called or arranged by the Company and held for the purpose of discussing the transactions contemplated by this Agreement or their effect on such employees, with Parent given the opportunity to participate in such meetings or interviews.  This section is not intended to apply to casual conversations about the transaction or informal meetings initiated by employees, or to prohibit discussion in general, but rather to allow Parent a role in the formal presentation of the transaction to employees, and an opportunity to participate in the significant, formal meetings at which the transaction is explained and discussed.

6.17.                        Assistance with Third-Party Agreements.  (a)  The Company shall cooperate with and use all commercially reasonable efforts to assist Parent in (i) gaining access to and obtaining any required consents from all of its third-party vendors, landlords of all of the Company’s leased properties and other parties to material agreements, promptly after the date of this Agreement, and (ii) obtaining the cooperation of such third parties in a smooth transition in accordance with Parent’s timetable at or after the Effective Time of the Merger.  The Company shall cooperate with Parent in minimizing the extent to which any contracts will continue in effect following the Effective Time of the Merger, in addition to complying with the prohibition of Section 4.01(l) hereof.

(b)                                 Without limiting Section 6.17(a), the Company shall use all reasonable efforts to provide data processing and other processing support or outside contractors to assist Parent in performing all tasks reasonably required to result in a successful conversion of their data and other files and records to Parent’s production environment, when requested by Parent and sufficient to ensure that a successful conversion can occur at such time as Parent requests on or after the Effective Time of the Merger.  Among other things, the Company shall:

(i)                                     cooperate with Parent to establish a mutually agreeable project plan to effectuate the conversion;

(ii)                                  use their commercially reasonable efforts to have the Company’s outside contractors continue to support both the conversion effort and its needs until the conversion can be established;

(iii)                               provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts requested by Parent for use in planning the conversion, as soon as reasonably practicable;

(iv)                              provide reasonable access to personnel at corporate headquarters, data and other processing centers, all branches and, with the consent of outside contractors, at outside contractors, to enable the conversion effort to be completed on schedule; and

(v)                                 to the extent reasonably practicable, give notice of termination, conditioned upon the completion of the transactions contemplated hereby, of the contracts of outside data and other processing contractors or other third-party vendors when directed to do so by Parent.

(c)                                  Parent agrees that all actions taken pursuant to this Section 6.17 shall be taken in a manner intended to minimize disruption to the customary business activities of the Company.

6.18.                        Shareholder Agreements.  Each Shareholder, as a shareholder of Company Common Stock, shall execute and deliver to Parent simultaneously with the execution of this Agreement a Shareholder Agreement substantially in the form of Exhibit A hereto, committing each such person, among other things, to vote his or her shares of Company Common Stock in favor of the principal terms of the Merger at the Company Meeting and to certain representations and covenants.

6.19.                        Additional Agreements.  In case at any time after the Effective Time of the Merger any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Parent with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, the proper officers and directors of each party to this Agreement shall take all necessary or appropriate action.

6.20.                        Pre-Closing Adjustments.  At or before the Effective Time of the Merger, the Company shall make such accounting entries or adjustments, including additions to their ALL and charge-offs of loans, as Parent shall direct as a result of its on-going review of the Company (including its review of the information provided to it pursuant to Sections 6.05 and 6.15) or in order to implement its plans following the closing of the transactions constituting the Merger, (the “Closing”) or to reflect expenses and costs related to the Merger; provided, however, that unless the adjustment would otherwise be required by applicable law, rule or regulation, or by regulatory accounting principles and GAAP applied on a basis consistent with the financial statements of the Company, (a) the Company shall not be required to take such actions more than one day prior to the Effective Time of the Merger or prior to the time Parent agrees in writing that all of the conditions to its obligation to close as set forth in Section 7.02 have been satisfied or waived and each of the approvals in Section 7.01(b) have been received, and (b) no such adjustment shall (i) require any filing with any Governmental Authority, (ii) violate any law, rule or regulation applicable to the Company, Parent or the Merger Subsidiary, (iii) otherwise materially disadvantage the Company if the Merger was not consummated or (iv) constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

6.21.                        Company Stock Options.  Prior to the Effective Time, upon the request of Parent, the Company shall take such actions as may be necessary such that immediately prior to the

Effective Time each unexercised Company Stock Option which would otherwise remain outstanding immediately after the Effective Time, whether or not then exercisable, shall be cancelled and only entitle the holder thereof, as soon as reasonably practicable after surrender thereof, to receive the applicable Option Consideration.  If so requested by Parent, at least 5 Business Days prior to the Effective Time and prior to any such payment, the Company shall obtain a written acknowledgement and waiver (in form and substance reasonably satisfactory to Parent) from each holder of a Company Stock Option (i) confirming that the Option Consideration to be paid is correct, (ii) authorizing the withholding of all applicable taxes and (iii) containing such other matters as reasonably determined by Parent (an “Acknowledgment and Waiver”) and shall provide a copy of each such Acknowledgement and Waiver to Parent at least 5 Business Days prior to the Effective Time.  The Company shall ensure that, at the Effective Time, each option to purchase a share of Company Common Stock whether or not then exercisable shall terminate and be of no further effect and any rights thereunder to purchase shares of Company Common Stock shall also terminate and be of no further force or effect.

6.22.                        Tax Treatment of the Merger.  Parent and the Company intend that the Merger will be treated for U.S. federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Merger Subsidiary and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code.  Each party will, both before and after the Effective Time, (i) use reasonable efforts to cause the Agreement to so qualify; (ii) refrain from taking any action that would reasonably be expected to cause the Agreement to fail to so qualify; and (iii) take the position for all purposes that the Agreement so qualifies.

6.23.                        Deferred Compensation Program.  The Company will cooperate with Parent to terminate on terms mutually agreeable to the parties hereto and the participants in the Deferred Compensation Programs, subject to the satisfaction or waiver of all the Company’s conditions set forth in Article VII of this Agreement, any Deferred Compensation Program on or prior to the Effective Time, including the termination or transfer of any insurance policy obtained in connection therewith.

6.24.                        Investment Portfolio.  In consultation with Parent, the Company shall take such actions as may be necessary to liquidate, subject to the satisfaction or waiver of all conditions set forth in Article VII of this Agreement, that portion of its investment portfolio identified by Parent immediately prior to the Effective Date, on terms reasonably satisfactory to Parent.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01.                        Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or written waiver by the parties hereto prior to the Effective Time of each of the following conditions:

(a)                                  Shareholder Approval.  The principal terms of the Merger shall have been duly approved by the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote.

(b)                                 Regulatory Approvals.  All regulatory approvals required to consummate the transactions contemplated hereby, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Parent Board reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Parent would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(c)                                  No Injunction; No Litigation.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement, and no litigation or proceeding shall be pending against Parent or Company brought by any Governmental Authority seeking to prevent consummation of the transactions contemplated hereby.

(d)                                 Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e)                                  Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been approved for quotation on Nasdaq.

7.02.                        Conditions to Obligation of the Company.  The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following additional conditions:

(a)                                  Representations and Warranties.  The representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date).  For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be true and correct, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on Parent.  Parent shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement.  The Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

(b)                                 Performance of Obligations of Parent.  Parent and Merger Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

(c)                                  Opinion of Company’s Counsel.  Company shall have received the opinion of the Law Offices of Murray H. Falk, as tax counsel to the Company, dated the Effective Time, on the basis of facts, representations and assumptions set forth in such opinion, to the effect that for federal income tax purposes; (i) the Merger will be treated as a reorganization under Section 368(a) of the Code, (ii) the Company, Parent, and Merger Subsidiary will each be a party to the reorganization within the meaning of Section 368(b) of the Code, and (iii) no gain or loss will be recognized by holders of Company Common Stock upon the receipt of Parent Common Stock by such holders, except to the extent of cash received in lieu of fractional shares.  In rendering such opinion, the Law Offices of Murray H. Falk may require and rely upon representations contained in letters from the Company, Parent and/or their officers or principal shareholders as are customary for such opinions.

7.03.                        Conditions to Obligation of Parent.  The obligation of Parent to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date).  For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be true and correct, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on the Company.  The Company shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement.  Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the foregoing effect.

(b)                                 Disclosure Schedule.  The Disclosure Schedule shall be updated and made current as of the day prior to the Effective Time of the Merger and a draft of the updated Disclosure Schedule shall have been delivered to Parent no later than 72 hours prior to the Effective Time of the Merger; such update of the Disclosure Schedule shall not in any way affect the representations and warranties set forth in Section 5.03 and shall not be considered to modify the representations and warranties for purposes of the determination of whether the representations and warranties of the Company set forth in this Agreement are true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date in accordance with Section 7.03(a).

(c)                                  Performance of Obligations of Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(d)                                 Performance of Obligations of the Shareholders.  Parent shall have received Shareholders Agreements executed and delivered by each Shareholder of the Company as contemplated by Section 6.18, each of which shall remain in full force and effect.  The Shareholders shall have performed in all material respects all obligations required to be performed by them under the Shareholder Agreements.  If requested by Parent, Parent shall have received a certificate, dated the Effective Date, signed by each Shareholder to such effect with respect to such Shareholder.

(e)                                  Shareholders’ Equity and Reserves.  As of the last business day of the month immediately preceding the month of the Effective Date (the “Shareholders’ Equity Measuring Date”), (i) the Adjusted Shareholders’ Equity of the Company shall not be less than $15,700,000 on the Shareholders’ Equity Measuring Date and (ii) the Company’s ALL shall not be less than $1,300,000, in each case as determined in accordance with GAAP.  For purposes of this Section 7.03(e), “Adjusted Shareholders’ Equity” means the equity of the Company as set forth on the Closing Financial Statements (as defined in Section 7.03(f) below) (provided that gains or losses in the Company’s securities portfolio between the date hereof and the Effective date shall not affect Adjusted Shareholders’ Equity) plus the sum of (x) all amounts paid or accrued in connection with any actions taken pursuant to Section 6.20 to the extent that such actions were not necessary to bring the Company into conformity with GAAP or any rule or regulation of any Regulatory Authority, (y) all expenses of all attorneys, accountants, investment bankers and other advisers and agents for the Company for services rendered solely in connection with the transaction contemplated by this Agreement and (z) the aggregate amount paid by the Company, if any, in order to satisfy its obligation to cancel the Company Stock Options pursuant to Section 6.21.

(f)                                    Closing Financial Statements.  At least five Business Days prior to the Effective Time of the Merger, the Company shall provide Parent with the Company’s financial statements presenting the financial condition of the Company as of the close of business on the last day of the last month ended prior to the Effective Time of the Merger and the Company’s results of operations for the period from January 1, 2005 through the close of business on the last day of the last month ended prior to the Effective Time of the Merger (the “Closing Financial Statements”); provided, however, that if the Effective Time of the Merger occurs on or before the sixth Business Day of the month, the Company shall have provided consolidated financial statements as of and through the second month preceding the Effective Time of the Merger.

Such financial statements shall have been prepared in all material respects in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments.  Such financial statements shall be accompanied by a certificate of the Company’s chief financial officer, dated as of a date no earlier than two Business Days prior to the Effective Time of the Merger, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of Company in all material respects.

(g)                                 Non-Solicitation Agreements.  Parent shall have received Non-Solicitation Agreements executed and delivered as contemplated by Section 6.14, each of which shall remain in full force and effect.

(h)                                 Consents.  The Company shall have obtained each of the material consents listed in Schedule 5.03 of the Disclosure Schedule and any material consents of the type required to be identified in Schedule 5.03 of the Disclosure Schedule but were not so identified as of the date of this Agreement.  A copy of each such consent shall have been delivered to Parent.

(i)                                     Transaction Expenses.  The Company shall exercise its commercially reasonable efforts to ensure that at least two Business Days prior to the Effective Time of the Merger, all attorneys, accountants, investment bankers and other advisors and agents for the Company shall have submitted to the Company estimates of their fees and expenses for all services rendered or to be rendered in any respect in connection with the transactions contemplated hereby to the extent not already paid, and based on such estimates, the Company shall have prepared and submitted to Parent a summary of such fees and expenses for the transaction.  At or prior to the Effective Time of the Merger (i) the Company shall use its best efforts to cause such advisors to submit their final bills for all material fees and expenses to the Company for services rendered, a copy of which the Company shall have caused to be delivered to Parent, and based on such summary, the Company shall have prepared and submitted to Parent a final calculation of such fees and expenses, and to accrue and paid the amount of such fees and expenses as calculated above, after a copy of all such bills and calculation of such fees and expenses has been delivered to Parent and (ii) the amount of such fees and expenses shall be reasonable and shall in no event exceed $625,000 in the aggregate.

(j)                                     Opinion of Parent’s Counsel.  Parent shall have received the opinion of Sullivan & Cromwell LLP, as counsel to Parent, dated the Effective Time, in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Code and that Parent, Merger Subsidiary and the Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code.  In rendering its opinion, Sullivan & Cromwell LLP may require and rely upon representations contained in letters from the Company, Parent and/or their officers or principal shareholders as are customary for such opinions.  It is expressly acknowledged by the Company that this opinion is only addressed to, and solely for the benefit of, Parent.

(k)                                  Directors’ Resignations.  Parent shall have received the written resignation of each director of the Company (in such director’s capacity as a director of the Company), effective as of the date of the post-effective merger of Surviving Bank with and into Pacific Western National Bank or another wholly-owned subsidiary of Parent, as specified in Section 2.01.

(l)                                     Dissenting Shareholders.  At the Effective Time, the Company shall have complied with its obligations and duties under CCC §1300 with respect to the rights of Dissenting Shareholders.

ARTICLE VIII

TERMINATION

8.01.                        Termination.  This Agreement may be terminated, and the Merger may be abandoned:

(a)                                  Mutual Consent.  At any time prior to the Effective Time, by the mutual consent of Parent and the Company if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b)                                 Breach.  At any time prior to the Effective Time, by Parent or the Company if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of:  (i) a breach by the Company or Parent, respectively, of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; (ii) a breach by the Company or Parent, respectively, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach or (iii) in the case of a termination by Parent, a breach by a Shareholder or Shareholders of any of the covenants or agreements contained in the Shareholder Agreements, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, provided that such breach (whether under (i), (ii) or (iii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Parent or the Company, as the case may be.

(c)                                  Delay.  At any time prior to the Effective Time, by Parent or the Company if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by December 31, 2005 except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (i) such party or (ii) any of the Shareholders (if the Company is the party seeking to terminate), which action or inaction is in violation of its obligations under this Agreement or, in the case of the Shareholders, his, her or its obligations under the relevant Shareholder Agreement.

(d)                                 No Approval.  By the Company or Parent, if the respective Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger or the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority or (ii) the shareholder approval referred to in Section 7.01(a) herein is not obtained at the Company Meeting.

(e)                                  Acquisition Proposal.  By Parent, if (i) the Company shall have exercised a right specified in the provision set forth in Section 6.08 with respect to any Acquisition Proposal and shall, directly or through agents or representatives, continue discussion with any third party concerning such Acquisition Proposal for more than 10 Business Days after the date of receipt of such Acquisition Proposal; or (ii) an Acquisition Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to the Company which contains a proposal as to price (without regard to the specificity of such price proposal) and the Company shall not have rejected such proposal within 15 Business Days of (x) its receipt or (y) the date its existence first becomes publicly disclosed, if earlier.

(f)                                    Failure to Recommend.  At any time prior to the Company Meeting, by Parent if the Company shall have breached Section 6.08 or the Company Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Parent.

(g)                                 Decline in Parent Common Stock Price.  By the Company, if (1) there has been a significant decline in the price of Parent Common Stock, measured by the Parent Measuring Price, (2) such decline is not proportionate relative to the Nasdaq Bank Index (symbol: IXBK) (the “Index”), (3) the Company delivers written notice to Parent of its intention to terminate this Agreement within forty-eight (48) hours following the date of such event and (4) Parent does not elect to pursue a Decline Adjustment as set forth below; provided, however, that, if Parent effects a stock dividend, reclassification, recapitalization, stock split, combination, exchange of shares or similar transaction after the date hereof and prior to the date on which the Parent Measuring Price is determined, the provisions of this Section 8.01(g) shall be appropriately adjusted so that such event does not in and of itself trigger a termination right on behalf of the Company.  For purposes hereof, the following terms have the following meanings:

(i)                                     “Initial Index” shall mean the closing price of the Index on the trading day immediately preceding the public announcement of this Agreement, which was 2970.72.

(ii)                                  “Final Index” shall mean the average of the closing prices of the Index for the fifteen trading-day Parent Measuring Period.

(iii)                               A “significant decline” shall be deemed to have occurred if the Parent Measuring Price is less than the Minimum Adjustment Price.

(iv)                              A decrease is not “proportionate relative to the Index” if the quotient obtained by dividing the Parent Measuring Price by the Parent Initial Price is less than the quotient obtained by dividing the Final Index by the Initial Index and subtracting 0.15 to the quotient.

Notwithstanding any decrease in the price of Parent Common Stock, as set forth in this Section 8.01(g), the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.01(g) if Parent elects, no later than the close of business on the second succeeding Business Day after the close of the Parent Measuring Period, to adjust the Exchange Ratio (a “Decline Adjustment”) such that the Exchange Ratio shall equal the number derived by dividing $38.15 by the Parent Measuring Price.

(h)                                 Increase in Parent Common Stock Price.  By Parent, if (1) there has been a significant increase in the price of Parent Common Stock, as measured by the Parent Measuring Price, (2) such increase is not proportionate relative to the Index, (3) the Parent delivers written notice to the Company of its intention to terminate this Agreement within forty-eight (48) hours following the date of such event and (4) the Company does not elect to pursue an Increase Adjustment as set forth below; provided, however, that, if Parent effects a stock dividend, reclassification, recapitalization, stock split, combination, exchange of shares or similar transaction after the date hereof and prior to the date on which the Parent Measuring Price is determined, the provisions of this Section 8.01(h) shall be appropriately adjusted so that such event does not in and of itself trigger a termination right on behalf of the Parent.  For purposes hereof, the following terms have the following meanings:

(i)                                     A “significant increase” shall be deemed to have occurred if the Parent Measuring Price is greater than the Maximum Adjustment Price.

(ii)                                  An increase is not “proportionate relative to the Index” if the quotient obtained by dividing the Parent Measuring Price by the Parent Initial Price is greater than the quotient obtained by dividing the Final Index by the Initial Index and adding 0.15 to the quotient.

Notwithstanding any increase in the price of Parent Common Stock, as set forth in this Section 8.01(h), Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.01(h) if the Company elects, no later than the close of business on the second succeeding Business Day after the close of the Parent Measuring Period, to adjust the Exchange Ratio (an “Increase Adjustment”) such that the Exchange Ratio shall equal the number derived by dividing $38.15 by the Parent Measuring Price.

8.02.                        Effect of Termination and Abandonment.  (a)  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in subsection (b), (c) and (d) below and Section 9.01, (ii) that termination will not relieve a breaching party from liability for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination and (iii) any other provision of this Agreement which expressly survives the termination of this Agreement.

(b)                                 In the event this Agreement (i) is terminated by the Company pursuant to Section 8.01(d)(ii) after a bona fide Acquisition Proposal for the Company shall have been made or publicly announced, or any person shall have publicly announced a bona fide intention (whether or not conditional) to make an Acquisition Proposal, or (ii) is terminated by Parent pursuant to Section 8.01 (e) or (f), upon such termination the Company shall pay to Parent a termination fee, representing liquidated damages, of $1,200,000 (the “Termination Fee”).  The payment of the Termination Fee shall be the sole and exclusive remedy available to a party with respect to the breach of any covenant or agreement giving rise to such a payment and Parent shall be entitled to pursue all remedies to which it is entitled at law or equity.

(c)                                  In the event this Agreement is terminated by Parent because the Company breached any covenant or obligation contained in this Agreement and that breach entitled Parent to terminate this Agreement pursuant to Section 8.01(b) (provided that the Company is not entitled to terminate this Agreement at such time pursuant to Section 8.01(b)), and subject to Parent executing a waiver of its rights under Section 8.02(b)(ii), the Company will pay Parent $400,000 in immediately available funds as agreed-upon liquidated damages and as the sole and exclusive remedy of Parent under this Agreement, subject to the following sentence.  The Company shall, as a condition to any transaction or agreement with an Acquiring Party, pay Parent an additional $800,000 in liquidated damages if (i) Parent terminates the Agreement because the Company breached any covenant or obligation contained in this Agreement and that breach entitled Parent to terminate this Agreement pursuant to Section 8.01(b) and (ii) within 12 months of such termination (A) any Person (other than Parent) (an “Acquiring Party”) has acquired, by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions, a majority of the voting power of the outstanding securities of the Company or all or substantially all of the assets of the Company, (B) there has been consummated a merger, consolidation or similar business combination between the Company or one of its Subsidiaries and an Acquiring Party or (C) the Company has agreed to any of the foregoing.

(d)                                 In the event this Agreement is terminated by the Company because Parent breached any covenant or obligation contained in this Agreement and that breach entitled the Company to terminate this Agreement under Section 8.01(b) (provided that Parent is not entitled to terminate this Agreement at such time pursuant to Section 8.01(b)), and subject to the Company executing a waiver of its rights under Section 8.02(b)(ii), Parent will pay the Company $400,000 in immediately available funds as agreed-upon liquidated damages and as the sole and exclusive remedy of the Company under this Agreement.

(e)                                  Any amount that becomes payable to a party pursuant to this Section 8.02 shall be paid by wire transfer of immediately available funds to an account designated by such party either if this Agreement is terminated by a party and the termination meets the conditions set forth in this Section 8.02 at or prior to such termination by the party.

(f)                                    The Company and Parent agree that the agreements contained in paragraphs (b), (c), (d) and (e) above are an integral part of the transactions contemplated by this Agreement, that without such agreements Parent and the Company would not have entered into this

Agreement, and that such amounts do not constitute a penalty.  If a party fails to pay the other party the amounts due under paragraph (b), (c) and (d) above within the time periods specified in paragraph (e) above, such party shall pay all costs and expenses incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime or base rate of Bank of America, N.A. from the date such amounts were required to be paid.

ARTICLE IX

MISCELLANEOUS

9.01.                        Survival.  No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.12, 6.13 and 6.17 and this Article IX, which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.05(d) and 8.02 and this Article IX which shall survive any such termination).

9.02.                        Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision or by both parties or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting, this Agreement may not be amended if it would reduce the aggregate value of the consideration to be received by the Company shareholders in the Merger without any subsequent approval by such shareholders or be in violation of applicable law.

9.03.                        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument.

9.04.                        Governing Law, Jurisdiction and Venue.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California (however, not to the exclusion of any applicable Federal law), without regard to California statutes or judicial decisions regarding choice of law questions.  The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the Central District of the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such California state or federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

9.05.                        Expenses.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

9.06.                        Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to the Company to:

Pacific Liberty Bank
11950 Beach Boulevard
Huntington Beach, California  92648
Attention:  Rick Ganulin
Telephone:  (714) 429-2100
Facsimile:  (714) 378-0842

With copies to:

Horgan, Rosen, Beckham & Coren, L.L.P.
23975 Park Sorrento, Suite 200
Calabasas, California  91302-4001
Attention:  S. Alan Rosen
Telephone:  (818) 591-2121
Facsimile:  (818) 591-3838

If to Parent to:

First Community Bancorp
120 Wilshire Boulevard
Santa Monica, California  90401
Attention:  Jared M. Wolff
Telephone:  (310) 458-1531 ext. 286
Facsimile:  (310) 451-4555

With a copy to:

Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, California 90067-1725

Attention:  Stanley F. Farrar
Telephone:  (310) 712-6600
Facsimile:  (310) 712-8800

9.07.                        Entire Understanding; No Third Party Beneficiaries.  This Agreement (including the Disclosure Schedule attached hereto and incorporated herein), the Shareholder Agreements and the Non-Solicitation Agreements represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby and thereby and this Agreement, the Shareholder Agreements and the Non Solicitation Agreements supersede any and all other oral or written agreements heretofore made.  Except for Section 6.12, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08.                        Effect.  No provision of this Agreement shall be construed to require the Company, Parent or any Subsidiaries, affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation.

9.09.                        Severability.  Except to the extent that application of this Section 9.09 would have a Material Adverse Effect on the Company or Parent, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.10.                        Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11.                        Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FIRST COMMUNITY BANCORP

By:	/s/ Matthew P. Wagner
	Name:	Matthew P. Wagner
	Title:	President and Chief Executive Officer

By:	/s/ Jared M. Wolff
	Name:	Jared M. Wolff
	Title:	Executive Vice President, Secretary and General Counsel

PACIFIC LIBERTY BANK

By:	/s/ Richard I. Ganulin
	Name:	Richard I. Ganulin
	Title:	President and Chief Executive Officer

By:	/s/ John Rich
	Name:	John Rich
	Title:	Assistant Corporate Secretary